Exhibit 99.1
N e w s R e l e a s e
For additional information, contact at (214) 981-5000:
Matthew G. Moyer, Vice President-Investor Relations
Ken Smalling, Director- External Communications
CENTEX REPORTS PRELIMINARY THIRD QUARTER RESULTS
DALLAS — January 16, 2007: Centex Corporation (NYSE: CTX) today announced preliminary results for the quarter ended December 31, 2006.
     Tim Eller, Centex Corporation chairman and CEO, said, “We are navigating through one of the most challenging housing environments in the past 25 years. We are responding by reducing our land position and inventory, aligning our workforce to the current sales pace, and improving our overall cost structure.”
     For the third fiscal quarter, the company had 8,360 home closings, a decrease of 12 percent from the prior year. Net sales (orders) for the quarter were 6,139, a decrease of 24 percent from last year’s third quarter.
     The company is in the process of completing its quarterly land inventory valuation and option analysis. The company has cancelled or intends not to exercise land option contracts related to approximately 37,000 controlled lots given the decline of housing activity in many of its markets. Consequently, the company currently expects option deposit and pre-acquisition walk-away costs to be approximately $150 million this quarter. Additionally, the company plans to record land valuation adjustments of approximately $300 million, about one-third of which represents the company’s share of such amounts in joint ventures.
     Furthermore, in the December quarter the company is increasing its provision for taxes by approximately $60 million in connection with its previously-disclosed ongoing federal tax audit.
     Taking into account the option deposit and walk-away costs, land valuation adjustments and the tax provision adjustment, the company expects to report a loss from continuing operations of approximately $2.00 per fully diluted share for the third quarter. Before these adjustments, the company expects its third quarter earnings to be approximately $0.75 per share.
     “Our local operators are focused on execution while maintaining a strong commitment to quality and customer satisfaction,” said Eller. “We’re committed to reducing inventory, generating cash and strengthening our balance sheet so we are positioned to extend our industry leadership as individual markets recover. We’ll provide additional information about our third quarter results in our quarterly conference call and press release.”
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CENTEX REPORTS PRELIMINARY THIRD QUARTER RESULTS, Page 2 of 2
     Centex Corporation will release earnings for the third quarter, fiscal year 2007 on Tuesday, Jan. 23, after the close of the New York Stock Exchange. The company will hold a conference call with senior management the following morning, Jan. 24, at 10 a.m. Eastern time (9 a.m. Central time). The conference call and accompanying slide presentation will be webcast live via the Centex Web site at http://www.centex.com.
WHAT: Centex Third Quarter Fiscal Year 2007 Earnings Conference Call
DATE: Jan. 24, 2007
TIME: 10 a.m. Eastern (9 a.m. Central)
WHERE: Access live broadcast through http://www.centex.com
HOW: To listen to the live event, a participant must have a multimedia computer with speakers and the Windows Media Player or Real Audio Player plug-in installed. To download the software prior to the event, participants should visit http://www.centex.com, click the webcast link, and follow the pre-event instructions. It is suggested that participants access the webcast event page at least 15 minutes before the live event.
     ARCHIVE: Access the archive of the broadcast through http://ir.centex.com (click “events” link). The archive will be available for 12 months following the webcast.
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Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when Centex is discussing its beliefs, estimates or expectations. Such statements include projections, forecasts, and plans and objectives of management for future operations and operating and financial performance, as well as any related assumptions. These statements are not historical facts or guarantees of future performance but instead represent only Centex’s belief at the time the statements were made regarding future events, which are subject to significant risks, uncertainties and other factors, many of which are outside of Centex’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. These risks and uncertainties are described in greater detail in Centex’s most recent Annual Report on Form 10-K for the fiscal year ended March 31, 2006 (including under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), as well as recent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are on file with the SEC and may be obtained free of charge through the Web site maintained by the SEC at http://www.sec.gov. The factors discussed in these reports include, but are not limited to, changes in national or regional economic or business conditions, including employment levels and interest rates, competition, customer cancellations, shortages or price changes in raw materials or labor, and other factors that could affect demand for our homes, mortgage loans or construction services or the profitability of our operations. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed in this press release will increase with the passage of time. Centex makes no commitment, and disclaims any duty, to update or revise any forward-looking statement to reflect future events or changes in Centex’s expectations.